Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Missouri Inc. Announces Commencement of Tender Offers for Any and All of Its First Mortgage Bonds, 7% Series Due 2029, 7.90% Series Due 2030, 6% Series Due 2034, 6.15% Series Due 2036 and 4.625% Series Due 2043

ST. LOUIS (June 8, 2020) – Spire Missouri Inc. (“Spire Missouri” or the “Company”), a wholly owned subsidiary of Spire Inc. (NYSE: SR), today announced that it has commenced cash tender offers (the “Offers”) to purchase any and all of its First Mortgage Bonds, 7% Series due 2029 (the “2029 Bonds”), First Mortgage Bonds, 7.90% Series due 2030 (the “2030 Bonds”), First Mortgage Bonds, 6% Series due 2034 (the “2034 Bonds”), First Mortgage Bonds, 6.15% Series due 2036 (the “2036 Bonds”) and First Mortgage Bonds, 4.625% Series due 2043 (the “2043 Bonds” and, together with the 2029 Bonds, the 2030 Bonds, the 2034 Bonds and the 2036 Bonds, the “Bonds”). As of June 5, 2020, the Company had $310 million aggregate principal amount of the Bonds outstanding. The Offers are being made pursuant to an offer to purchase, dated as of June 8, 2020, and a notice of guaranteed delivery. The Offers will expire at 5:00 p.m., New York City time, on June 12, 2020, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”).

The Offers

Title of Security	CUSIP	Outstanding Principal Amount	Reference Treasury Security	Bloomberg Reference Page	Fixed Spread
First Mortgage Bonds, 7% Series due June 1, 2029	505588AY9	$25,000,000	0.625% due May 15, 2030	FIT1	115 bps
First Mortgage Bonds, 7.90% Series due September 15, 2030	505588BA0	$30,000,000	0.625% due May 15, 2030	FIT1	120 bps
First Mortgage Bonds, 6% Series due May 1, 2034	505588BE2	$100,000,000	0.625% due May 15, 2030	FIT1	140 bps
First Mortgage Bonds, 6.15% Series due June 1, 2036	505588BF9	$55,000,000	2.000 % due February 15, 2050	FIT1	135 bps
First Mortgage Bonds, 4.625% Series due August 15, 2043(1)	505588BK8	$100,000,000	2.000 % due February 15, 2050	FIT1	135 bps

(1)The Tender Consideration will be determined taking into account the par call date for such Series of Bonds, as described herein.

Holders of the Bonds who validly tender (and do not validly withdraw) their Bonds prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive tender consideration for each $1,000 principal amount of Bonds that would reflect a yield to the applicable par call or maturity date of the relevant Bonds equal to the sum of (i) the Reference Yield (as defined below) for such Bonds, determined at 2:00 p.m. (New York City time) on June 12, 2020, plus (ii) the fixed spread applicable to such Bonds, as set forth in the table above (the “Fixed Spread”), minus accrued and unpaid interest on such Bonds from, and including, the most recent interest payment date up to, but excluding, the Settlement Date (as defined below) (the “Tender Consideration”). The “Reference Yield” means the bid-side yield to maturity of the applicable reference security listed in the table above (the “Reference Security”) for such Bonds as calculated by the Dealer Manager.

In addition, holders who tender Bonds that are accepted for purchase by the Company pursuant to the Offers will receive a cash payment representing the accrued and unpaid interest on the relevant Bonds from, and including, the immediately preceding interest payment date applicable to such Bonds to, but excluding, the Settlement Date (“Accrued Interest”). The Company expects to pay the Tender Consideration, together with any Accrued Interest, to the holders of Bonds validly tendered at or prior to the Expiration Time and not validly withdrawn on June 16, 2020 (such date the “Settlement Date”) and to the holders of Bonds tendered through guaranteed delivery procedures on June 18, 2020 (such date the “Guaranteed Delivery Settlement Date”). No tenders submitted after the Expiration Time will be valid, unless made by guaranteed delivery in accordance with the instructions described in the offer to purchase. Bonds purchased pursuant to the Offers are expected to be cancelled.

Tendered Bonds may be withdrawn at any time at or prior to the Expiration Time. The Company reserves the right to terminate, withdraw or amend the Offers at any time, subject to applicable law. The Offers are not conditioned on any minimum amount of Bonds being tendered.

The Offers are being made pursuant to the terms and conditions contained in the offer to purchase and notice of guaranteed delivery, copies of which may be obtained from Global Bondholder Services Corporation, the information and tender agent for the Offers, by telephone at +1 (866) 470-3900 or for banks and brokers, +1 (212) 430-3774 (Banks and Brokers only), or at the following web address: https://www.gbsc-usa.com/spire/.

Persons with questions regarding the Offers should contact the dealer manager:  RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, New York, NY 10281, Attn: Capital Markets Group, Collect: (212) 618-7843, Toll-Free by telephone at (877) 381-2099, E-mail: liability.management@rbccm.com.

None of Spire Missouri, the dealer manager, the information and tender agent or the trustee for the Bonds, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Bonds in response to the Offers. Holders must make their own decision as to whether to tender any of their Bonds and, if so, the principal amount of Bonds to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The Offers are being made solely by means of the offer to purchase.

About Spire Missouri Inc.

The Company is a public utility engaged in the purchase, retail distribution and sale of natural gas, with primary offices located in St. Louis, Missouri. The Company is the largest natural gas distribution utility system in Missouri, serving approximately 1.2 million residential, commercial and industrial customers. The Company has two regions, one serving St. Louis and eastern Missouri and the other serving Kansas City and western Missouri.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, that address activities that Spire Missouri assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, particularly the consummation of the Offers. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management. Specifically, Spire Missouri cannot assure you that the Offers will be consummated on the terms currently contemplated, if at all.  Information concerning these risks and other factors can be found in Spire Missouri’s filings with the Securities and Exchange Commission (“SEC”), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Spire Missouri does not undertake any obligation to update or revise any forward-looking statement.